Exhibit 4.42

Power of Attorney

The shareholders of Tianjin Trendsters Investment Co., Ltd. (“TT Co.”), Qing Li (ID No.: 13282119740504051X) and Qi Zhu (ID No.: 110101197208063019) (collectively “the Authorizers”) hereby irrevocably authorize Beijing Perfect World Software Co., Ltd. (Registration No.: 110000410295807) (“the Authorized”) to exercise the following rights within the valid term of this Power of Attorney:

To authorize the Authorized to fully and completely represent the Authorizers to exercise all shareholder rights of the Authorizers as TT Co.’s shareholders as specified in laws and articles of association, including but not limited to, propose shareholders’ general meetings, receive any notice about the convening and rules of procedure of shareholders’ general meetings, attend TT Co.’s shareholders’ general meetings and exercise all voting rights (including, as the Authorizers’ authorized representative, designating and appointing TT Co.’s directors, general manager, chief financial officer and other senior management members at TT Co.’s shareholders’ general meetings, deciding upon TT Co.’s dividend distribution and other issues, etc.), sell or transfer all or part of the Authorizers’ equities in TT Co. etc..

To further authorize the Authorized to designate any person appointed by its board of directors to exercise the rights granted by the Authorizers in this Power of Attorney.

Unless the Business Operation Agreement signed by TT Co., Beijing Perfect World Software Co., Ltd., Qing Li and Qi Zhu is terminated prematurely for whatsoever reason, this Power of Attorney shall be valid from the signing day until Beijing Perfect World Software Co., Ltd. is dissolved in accordance with the laws of the People’s Republic of China.

(No text below)

(Signature page, with no text)

The Authorizers:

Qing Li /s/ Qing Li

Qi Zhu /s/ Qi Zhu

The Authorized:

Beijing Perfect World Software Co., Ltd. (seal)

Authorized Representative: /s/ [Authorized Signatory]

November 4, 2011